Exhibit 10.9

LEASE

1440, Raoul-Charette Street, City of Joliette, Province of Québec, J6E 8S7

BETWEEN:	STRONG/MDI SCREEN SYSTEMS INC., legal person, duly incorporated under the laws of the Province of Québec, having its head office at 1440, Raoul-Charette Street, City of Joliette, Province of Québec, J6E 8S7, herein acting and represented by Todd Major, its Treasurer and Secretary, duly authorized for the purposes hereof as he so declares;

(hereinafter referred to as the “Landlord”)

AND:	STRONG/MDI SCREEN SYSTEMS, INC., legal person, duly incorporated under the laws of the Province of British Columbia, having its head office at 2300-550 Burrard Street, City of Vancouver, Province of British Columbia, V6C 2B5, herein acting and represented by Mark Roberson, its Chief Executive Officer, duly authorized for the purposes hereof as he so declares;

(hereinafter referred to as the “Tenant”)

WHEREAS the Landlord manufactures premium projection screens and customized screen support systems at the Premises for the entertainment industry (the “Entertainment Business”);

WHEREAS the Tenant is currently a wholly owned subsidiary of the Landlord;

WHEREAS Strong Global Entertainment Inc., legal person, duly incorporated under the laws of the Province of British Columbia (“Strong Global”), and a wholly owned subsidiary of the Landlord, intends to complete an initial public offering of its common shares and list its common shares on the New York Stock Exchange American (the “IPO”);

WHEREAS in connection with the IPO, Strong Global, the Landlord and the Tenant will enter into certain agreements, including a Master Asset Purchase Agreement (as defined below) and this Agreement, pursuant to which, among other matters, effective on completion of the IPO, the Tenant will become a wholly-owned subsidiary of Strong Global; and

WHEREAS in connection with the transfer of all of the Landlord’s assets that are used in connection with the Entertainment Business to the Tenant under the Master Asset Purchase Agreement, the Tenant wishes to lease from the Landlord, and the Landlord wishes to lease to the Tenant, the Premises in accordance with, and subject to, the terms and conditions hereinafter set forth;

THEREFORE THE PARTIES HERETO AGREE AS FOLLOWS:

1.	DEFINITIONS AND SCHEDULES

1.1	Definitions

In this lease and the Schedules attached hereto (collectively, the “Lease”), the following expressions shall have the following meanings, unless the context requires otherwise:

a)	“Additional Rent”: all amounts due by the Tenant to the Landlord in virtue of this Lease, save and except for the Base Rent;

b)	“Applicable Laws” means all statutes, laws, by-laws, ordinances, codes, rules, regulations, standards, orders, requirements, notices, guidelines, guidance notes, policies, directives and recommendations now or at any time in effect, made or issued by any local, municipal, provincial or federal government or by any department, agency, board or office thereof or by any board or fire insurance indemnifiers or any other authority having jurisdiction;

c)	“Base Rent”: the following annual base rent for the following periods payable by the Tenant to the Landlord pursuant to the provisions of this Lease;

i)	For the first five (5) years of the Term: four hundred fifteen thousand US dollars (US$415,000.00) per annum, being thirty-four thousand five hundred eighty-three US dollars and thirty-three cents (US$34,583.33) per month;

ii)	For each subsequent year of the Term: the Base Rent shall be increased, on a cumulative basis, by one and five tenth percent (1.5%) on each anniversary date of the Commencement Date, starting as of the fifth (5th) anniversary date of the Commencement Date, the Base Rent being in the following amounts, for the following periods:

Sixth (6th) year of the Term	US$421,225.00
Seventh (7th) year of the Term	US$427,543.38
Eighth (8th) year of the Term	US$433,956.53
Ninth (9th) year of the Term	US$440,465.88
Tenth (10th) year of the Term	US$447,072.87
Eleventh (11th) year of the Term	US$453,778.96
Twelfth (12th) year of the Term	US$460,585.64
Thirteenth (13th) year of the Term	US$467,494.42
Fourteenth (14th) year of the Term	US$474,506.84
Fifteenth (15th) year of the Term	US$481,624.44

For clarity, the Base Rent is not determined based on the Rentable Area, and any change in the Rentable Area, by expansion of the Premises or otherwise, shall not increase the Base Rent payable by the Tenant hereunder.

d)	“Building”: the building bearing civic address 1440 Raoul-Charette, City of Joliette, Province of Québec, and all constructions, additions, improvements and modifications and additions made thereto, from time to time;

e)	“Building Systems” means all of the systems serving the Premises including, without limitation, the HVAC System, the sprinkler system, the fire alarm and security systems, and the mechanical, electrical, plumbing systems of the Building, and the components and equipment thereof, as well as the public utility conduits, wires, pipes or ducts and any element of any utility services infrastructure leading up to the interior of the Building (underground or otherwise);

f)	“Civil Code of Québec”: the Civil Code of Québec, CQLR c CCQ-1991, as same may be replaced, supplemented, amended or otherwise modified from time to time;

g)	“Code of Civil Procedure”: the Code of Civil Procedure, CQLR c C. 25.01, as same may be replaced, supplemented, amended or otherwise modified from time to time;

h)	“Contaminant”: means any contaminant, pollutant, material, chemical, condition (which includes, but is not limited to, odour, smoke, radiation or other energy), substance or waste that is defined, listed or classified as hazardous or harmful by applicable environmental, health and safety legislation, or that is prohibited, controlled or regulated by such legislation because of its actual or potential hazardous or harmful properties, i.e., it is flammable, corrosive, reactive, radioactive, carcinogenic or toxic. Without limiting the generality of the foregoing, the term “Contaminant” includes petroleum products, metals, asbestos, PCBs and waste oils;

i)	“Commencement Date”: means the closing date of the IPO;

j)	“Damage”: has the meaning assigned to it in Section 9;

k)	“Environmental Laws” means all Applicable Laws regulating, relating to or imposing liability or standard of conduct concerning the natural or human environment (including air, land, surface water, groundwater and real and personal, moveable and immoveable property), public or occupational health and safety or the manufacture, importation, handling, use, reuse, recycling, transportation, storage, disposal, elimination or treatment of a Contaminant or otherwise. For purposes hereof, “Environmental Laws” shall also include any consent, authorization, licence, agreement or permit held by the Tenant relating to the discharge of any Contaminant at or from the Premises;

l)	“Event of Default”: has the meaning ascribed to it under Section 11.1;

m)	“Fair Market Rent”: the then applicable fair market rate per annum at which a tenant and a landlord would agree to enter into a lease (and not subleases) for premises similar to the Premises located in a building similar to the Building, in the City of Joliette, for a term similar to the remainder of the Term;

n)	“HVAC System”: means the heating, ventilation and air conditioning system serving the Building;

o)	“Land”: the immovable known and designated as lot number THREE MILLION THREE HUNDRED TWENTY-SIX THOUSAND EIGHT HUNDRED FIFTY-FIVE (3 326 855) of the Cadastre of Québec, Registration Division of Joliette, as such may be renovated or otherwise modified, from time to time;

p)	“Leasehold Improvements” has the meaning ascribed to it under Section 6.2;

q)	“Permitted Use”: any and all lawful uses in connection with the Tenant’s business;

r)	“Premises”: collectively, the Building and the Land;

s)	“Real Estate Taxes”: all of the real estate taxes, surtaxes, impositions or charges levied, assessed or imposed on, in respect of or against the Premises, or against the Tenant, the Landlord or owner of the Premises, whether general or special, whether or not said taxes are determined in accordance with the category to which the Premises belong, by the authorities having competent jurisdiction, including, without limitation, school taxes, municipal property taxes, business taxes, water taxes, parking taxes, carbon taxes or any similar taxes, taxes similar to the former taxes on capital, large corporations taxes, and any expense incurred by the Landlord or the Tenant (including experts’ fees and judicial and extrajudicial fees and disbursements) to obtain or to attempt to obtain any reduction of such taxes (whether or not successful). If the taxation system is altered during the Term, any new tax imposed in respect of the Premises or against the Tenant, the Landlord or owners of the Premises shall be included in the definition of “Real Estate Taxes”;

t)	“Rent”: collectively the Base Rent and the Additional Rent;

u)	“Rentable Area” means the rentable area of the Building, as measured by the Landlord from time to time in accordance with the measurement method determined by the Landlord. As of the date of the Lease, the Rentable Area is deemed to be, for all legal purposes, seventy-nine thousand three hundred eighty (79,380) square feet;

v)	“Structure”: means the structural elements of the Building, including without limitation, the parking area (including the parking area’s pavement), foundations, structural subfloors, footings, exterior walls and load-bearing walls, structural columns, structural steel, roof structure inclusive of roof decking of any type and the roof membrane and beams and floor slabs;

w)	“Tenant’s Representatives” means collectively the directors, employees, representatives, officers, agents, assigns, contractors, subcontractors, visitors, customers or invitees of the Tenant or any person for whom the Tenant is responsible or to whom the Tenant permits access to the Premises; and

x)	“Term”: means the initial term of this Lease, being fifteen (15) years commencing on the Commencement Date and expiring fifteen (15) years therefrom, unless the Lease is terminated earlier pursuant to the provisions hereof or by law. In the event that the Tenant is granted one or more extension or renewal options and such options are validly exercised by the Tenant in accordance with the provisions of the Lease, the Term shall include any extension or renewal period, if any. In the event the provisions of Section 4.c) of Schedule “A” apply, the Term shall also include the Extended Term.

1.2	Schedule

Schedule “A” (Special Conditions) shall form part of this Lease as if recited herein at length.

2.	LEASE, CONDITION OF THE PREMISES AND TERM

2.1	Lease of the Premises

The Landlord hereby leases the Premises to the Tenant and the Tenant hereby leases the Premises from the Landlord for the Term, the whole in accordance with the terms and conditions set forth in this Lease.

2.2	Condition of the Premises

The Tenant acknowledges having visited and examined the Premises before the taking possession thereof, declares to be satisfied therewith and accepts the Premises “as is” in their state and condition existing on the Commencement Date; the Tenant waives all legal warranties relating thereto. All modifications, alterations and improvements to the Premises shall be the Tenant’s responsibility, and shall be performed at the Tenant’s cost and in compliance with Section 6.2; Landlord having no work to perform to the Premises.

2.3	Triple Net Lease

The Tenant acknowledges and agrees that it is intended that this Lease and the Rent payable hereunder are completely net and carefree to the Landlord. The Landlord shall not be liable for any costs, charges, expenses or disbursements of any nature whatsoever in respect of the Premises other than those expressly stated herein to be the responsibility of the Landlord and, in the absence of an express statement herein, all such costs, charges, expenses or disbursements shall be borne by the Tenant.

3.	RENT AND OTHER COSTS

3.1	Base Rent

From the Commencement Date and throughout the Term, the Tenant shall pay to the Landlord the Base Rent in equal consecutive monthly instalments, in advance on the first (1st) day of each calendar month during the Term.

3.2	Additional Rent

From the Commencement Date and throughout the Term, Tenant shall pay directly to the competent authorities, when due, all Real Estate Taxes.

The Tenant shall be responsible for any interest or penalty imposed, levied or charged by competent authorities due to the Tenant’s failure to pay any Real Estate Taxes when due. Such interest or penalty shall be paid by the Tenant directly to the competent authorities upon receipt by the Tenant of an invoice or demand to that effect.

3.3	Prorations on a Daily Basis

If the Commencement Date does not start on the first day of a calendar month or if the Term does not end on the last day of a calendar month, then amounts of Rent payable on a monthly basis shall be prorated on a per diem basis based on a 365 day year. For clarity, any amount payable on account of Real Estate Taxes attributable to periods prior to the Commencement Date or after the expiry of the Term shall be payable by the Landlord.

3.4	Utilities and Other Costs

The cost of utilities serving the Premises including, without limitation, water, gas, electricity and sewerage services, is payable by the Tenant directly to the respective providers of the service in question.

The Tenant shall pay directly to the competent authority all taxes, costs and charges personal to Tenant or imposed by such authority by reason of the Tenant’s use, occupancy or lease of the Premises or the operation of Tenant’s business therein or therefrom, such as business taxes, all to the full exemption of the Landlord.

If, after the execution of this Lease, any fees or costs for which the Tenant is responsible under this Section are charged to the Landlord or become payable by the Landlord, the Landlord shall be entitled to pay such fees or costs and the Tenant shall reimburse the Landlord for such fees or costs, together with interest calculated on any overdue amounts, upon demand together with supporting documentation.

At the request of the Landlord, the Tenant shall provide the Landlord with receipts and proof of payment demonstrating that all such fees and costs payable by the Tenant have been duly paid.

4.	PAYMENT OF RENT

4.1	GST and QST

The Tenant shall pay the goods and services tax (GST), the Québec sales tax (QST) and all other applicable taxes on all amounts payable hereunder, as applicable. In the event the Tenant fails to pay any applicable GST, QST or any other applicable tax, the Landlord shall have all the same rights and remedies in respect of recovery of same as those available to recover the Rent payable under the Lease.

4.2	Payment without Demand

The Tenant shall pay to the Landlord the Base Rent, the Additional Rent, and any other amounts payable hereunder, without prior request, at the Landlord’s address indicated on the first page, or any other place in Canada designated in writing, from time to time, by the Landlord.

4.3	Payment without Deduction, Withholding or Compensation

Notwithstanding any provision of the Civil Code of Québec or any other law, the Tenant shall pay the Rent to the Landlord without any withholding, compensation, deduction, reduction or abatement of any kind whatsoever for any reason whatsoever including, without limitation, the Landlord’s failure to perform its obligations under the Lease.

4.4	Interest

All unpaid amounts shall bear interest. Interest shall be calculated daily, from the date on which such amounts became payable until the date on which the amounts are duly paid by the Tenant, at an annual interest rate equal to the prime rate charged by the Landlord’s lender, plus four percent (4%).

4.5	Currency

All amounts payable by the Tenant to the Landlord hereunder shall be payable in U.S. currency.

4.6	Landlord’s Right and Recourses and Imputation of Payments

All amounts payable by the Tenant to the Landlord under the Lease shall be deemed for all legal purposes, to be Rent, whether or not qualified as Rent or as Additional Rent. In case of default by the Tenant to pay any amount due to the Landlord, the latter may exercise all remedies to recover these amounts as if they were Rent. The Tenant’s obligation to pay the amounts due under the Lease will survive the end of the Lease. Any amount received and accepted by the Landlord and paid for by a person other than the Tenant but for its account shall not release or affect in any way the Tenant’s obligations under the Lease, except to reduce the amounts due and payable by the Tenant to the Landlord under the Lease, which payments will be charged at the sole discretion of the Landlord, notwithstanding any direction for payment by the Tenant or any such third party.

5.	USE AND OPERATIONS

5.1	Permitted Use

The Premises shall be used for the Permitted Use.

5.2	Permits and Authorizations

The Tenant, at its cost, shall be solely responsible for obtaining and maintaining, from all competent authorities, all permits, licences and approvals as may be required by law to permit the Tenant to hold this Lease, to occupy the Premises as they are and to conduct its business thereon in accordance with the Permitted Use. The Landlord makes no representation and offers no warranties that the Premises can be used for the Permitted Use. Nothing herein shall be so interpreted as to imply that this Lease is conditional upon the Tenant obtaining any permits, licences or approvals for the Permitted Use.

5.3	Lawfulness and Diligence

The Tenant, at its cost, shall comply with the requirements of all Applicable Laws relating to the Premises or their use, occupation, repair, replacement or alteration, and also with the requirements of any insurer of the Landlord or the Tenant.

6.	MAINTENANCE, REPAIR, REPLACEMENT AND LEASEHOLD IMPROVEMENTS

6.1	Maintenance, Repair and Replacement of the Premises

Notwithstanding any provisions of the Civil Code of Québec or any other legislation to the contrary including, without limitation, Article 1864 of the Civil Code of Québec, the Tenant, at its cost, is solely responsible for cleaning, maintaining, repairing and replacing the Premises (including, without limitation, the Building Systems and Structure), any component thereof, and any improvements (including, without limitation, the Leasehold Improvements), movables, equipment, apparatus, fixtures, accessories and signs located therein or thereon, in order to keep them at all times in first-class working order and appearance as a prudent and diligent owner would do, to a standard and quality consistent with a first-class industrial building of the same size, age and location, the whole in compliance with the provisions of Section 6.2.

Without limiting the generality of the foregoing, the Tenant’s obligations under this Section include the following, all of which are at the Tenant’s cost:

a)	perform even those repairs and replacements that could be qualified as major repairs and replacements;

b)	perform all repairs, replacements, alterations, additions or improvements to the Premises that are required by the Tenant or the Landlord’s insurers, by competent authorities or by applicable law;

c)	exterior and interior cleaning of windows, which shall be done as often as necessary to maintain the appearance of the Premises as a first-class building;

d)	clean, maintain, repair and replace the garage doors and loading dock levellers, if any, the exterior and interior doors, the walls, the floors and the ceilings;

e)	clean, maintain, repair and replace the space used for garbage and recyclable material disposal and the garbage and recyclable material compactors and containers;

f)	dispose of its waste and recyclable material through the city’s garbage and recyclable material collectors or, if the waste or recyclable material cannot be disposed of through the city’s collection service under applicable law, dispose of its waste and recyclable material at the appropriate collection facilities, on a regular basis or at such intervals determined by the Landlord from time to time, in its sole discretion;

g)	remove snow and ice from the Premises including from the roof of the Building;

h)	landscaping; and

i)	maintain in force, at all times, with reputable contractors acceptable to the Landlord, contracts for the maintenance of the HVAC System and the fire suppression systems and extinguishers, and any other equipment used by the Tenant in the conduct of its business which require regular maintenance. The Tenant shall provide to the Landlord, upon demand, a copy of said contracts and evidence that services have been provided.

6.2	Leasehold Improvements

Prior to performing any modifications, alterations and improvements to the Premises (the “Leasehold Improvements”), the Tenant shall obtain the Landlord’s prior written approval therefor and provide the Landlord with the plans and specifications and all other documents which are relevant or which the Landlord may require with respect to the Leasehold Improvements.

The work shall be carried out by the Tenant, at its cost, in a good, skilled, expeditious and diligent manner, in accordance with (i) the plans and specifications approved by the Landlord, (ii) the requirements of the Landlord’s insurers and any competent authority, (iii) the then current standard for the Building, and (iv) any conditions attached to the Landlord’s consent.

The Tenant acknowledges that all work performed by it shall be for its own benefit and not for the benefit of the Landlord. Under no circumstances shall the Tenant be considered to be performing the work on behalf of the Landlord, including as the mandatary or contractor of the Landlord. All Leasehold Improvements, when completed, shall form part of the Premises, become the property of the Landlord as of their completion, without compensation being due to the Tenant therefor, and the Tenant shall not be allowed to remove any Leasehold Improvement without the Landlord’s prior written consent.

6.3	Legal Hypothec

If the Tenant performs any Leasehold Improvements, the Tenant shall promptly pay each of the persons involved in the work. If one of these persons publishes a legal hypothec against the Premises, the Tenant shall immediately obtain the cancellation thereof. The Tenant shall be responsible for all losses, damages, costs, suits, claims and actions (including experts’ costs and judicial and extrajudicial fees and disbursements) arising directly or indirectly from the publication of any hypothec. If, upon the Landlord’s written demand, the Tenant fails to obtain the discharge of any legal hypothec within fifteen (15) days of its receipt of the Landlord’s notice to that effect, the Landlord shall have the right to cancel the legal hypothec by paying to the creditor the amounts claimed or by any other recourse permitted by law. The Tenant shall reimburse the Landlord, upon demand together with supporting documentation, as Additional Rent, all amounts paid, fees and disbursements (including experts’ costs and judicial and extrajudicial fees and disbursements), incurred by the Landlord to have the legal hypothec discharged, plus an administration fee of fifteen percent (15%) of all such costs.

7.	ENVIRONMENT

Upon demand to that effect, the Tenant shall provide the Landlord with all information relating to its compliance with Environmental Laws.

In the event of any contamination in excess of the thresholds permitted by the Environmental Laws (a “Contamination”) the following provisions apply:

a)	If the Contamination is caused by the Tenant or the Tenant’s Representatives, the Tenant, upon receipt of written notice from the Landlord to that effect, shall, at its cost, diligently and promptly perform all necessary investigations, characterizations and rehabilitation work required by competent authorities to bring the Premises and the environment into compliance with the Environmental Laws or, if the Contamination is not entirely caused by the Tenant or the Tenant’s Representatives, to the extent necessary to remove the Contamination caused or aggravated by the Tenant or the Tenant’s Representatives, but excluding any Contamination not caused by the Tenant, existing prior to the Commencement Date or caused by migration.

The scope of the work and the selection of the firms mandated to perform the work shall be determined in consultation with the Landlord.

The results of any investigation, characterization or rehabilitation work shall be communicated only to the Landlord and shall not be communicated to any other person except with the Landlord’s prior written consent.

All costs and fees in connection with the rehabilitation of the Premises for which the Tenant is responsible hereunder and incurred by the Landlord shall be reimbursed to the Landlord by the Tenant within sixty (60) days of receipt by the Tenant of an invoice therefor together with supporting documentation.

b)	If the Contamination is not caused by the Tenant or the Tenant’s Representatives, the Landlord, at its cost, shall diligently and promptly perform all necessary investigations, characterizations and rehabilitation work required by competent authorities to bring the Premises and the environment into compliance with the Environmental Laws.

The supervision and performance of the work shall be done in consultation with the Tenant in such a manner as to cause the least possible interference with the Tenant’s operations on the Premises.

The Landlord shall indemnify and hold the Tenant and any person for whom the Tenant is legally responsible harmless from any and all Claims arising out of or relating to the presence of Contamination on the Premises.

Any investigations, characterizations and rehabilitation work required to be performed by either party pursuant to the provisions of this Section shall be performed in accordance with all Applicable Laws (including Environmental Laws), the contaminated land rehabilitation policy and any other requirement of competent authorities.

The Landlord shall have the right to conduct environmental audits as it deems necessary to ensure compliance with this Section and costs of such audits shall be payable by the Tenant, as Additional Rent, upon receipt of an invoice therefor together with supporting documentation.

The Tenant’s obligations under this Section remain in force notwithstanding the expiry of the Term or premature termination of the Lease.

8.	LANDLORD’S RIGHT OF ENTRY

The Landlord shall, at all times and upon giving a prior written notice of forty-eight (48) hours to the Tenant with a representative of the Tenant present, be entitled to enter upon the Premises in order to inspect them and show them to potential lenders, purchasers, tenants or other interested parties.

9.	TENANT’S INSURANCE

Throughout the Term, the Tenant, at its cost, shall take out and maintain the following insurance coverage:

a)	comprehensive general liability insurance covering the liability of the Tenant and Tenant’s Representatives with respect to the business carried on, in or from the Premises and the use and occupancy thereof for bodily injuries, including death, and property damage caused to third parties, which insurance shall have a minimum coverage of eight million five hundred thousand US dollars (US$8,500,000.00) per occurrence. The said insurance shall contain a cross-liability provision as well as a provision pursuant whereto the insurer agrees to cover the liability assumed by its insured pursuant to contractual provisions;

b)	all risks insurance including the perils of fire, extended coverage, leakage from sprinkler, roof, or plumbing, and other fire protective devices, earthquake, collapse and flood with a limit at least equal to the replacement value (without depreciation), in each case, of the Building, furniture, equipment, inventory and stock in trade, fixtures and Leasehold Improvements located within the Premises and such other property located in or forming part of the Premises, including all mechanical or electrical systems (or portions thereof) installed by the Tenant in the Premises, the whole for the full replacement cost (without depreciation) in each such instance, as well as business interruption insurance covering a period of at least twelve (12) months;

c)	boiler and machinery insurance; and

d)	all other insurance or coverage limit which the Landlord may reasonably require from time to time.

The above-mentioned insurance policies shall comply with the following provisions:

a)	designate the Landlord as a named insured, and the hypothecary creditors of the Tenant and of the Landlord as additional insureds to the extent of their respective interests; all property insurance coverages shall contain the standard mortgagee clause;

b)	be in a form which is acceptable to the Landlord and shall be taken out with authorized insurers who are reputably solvent and have a place of business in the Province of Québec; and

c)	stipulate that the insurance may not be resiliated or modified without the insurer giving the insureds a prior notice of thirty (30) days to that effect.

No less than ten (10) days prior to the Commencement Date and at least ten (10) days before the renewal of any insurance policy, the Tenant shall provide the Landlord with a certificate of insurance duly signed by an authorized representative of the insurer, which certificate shall confirm the insurance which has been subscribed.

10.	DAMAGE AND DESTRUCTION

If all or any part of the Premises is destroyed or damaged by fire, lightning or storm, or by any other casualty (a “Damage”), the Landlord may, at its option, terminate the Lease by giving the Tenant a written notice thereof, in which case the Lease shall be terminated as of the date of the Damage and the Rent shall be adjusted and paid in full as of the date of the occurrence of the Damage; in the event that the Landlord does not terminate the Lease, the Landlord shall repair the Premises with reasonable diligence, and the Rent shall be reduced from the date of the occurrence of the Damage in proportion to the portion of the Premises rendered unusable until such time as they are repaired so as to permit the Tenant to use and occupy the Premises.

11.	ASSIGNMENT OF LEASE AND SUBLETTING OF THE PREMISES

The Tenant shall not have the right to sublease the Premises, in totality or in part, or assign the Lease, without the Landlord’s prior written consent.

In the event of any assignment of the Lease, the Tenant shall remain solidarily liable with the assignee of all the obligations of the Tenant hereunder for the remainder of the Term.

12.	ESTOPPEL CERTIFICATE AND ASSIGNMENT BY THE LANDLORD

12.1	Estoppel Certificate

Within five (5) days of a request to that effect, the Tenant shall execute and deliver to the Landlord or any party owning or about to hold an interest in all or only part of the Premises, a declaration or estoppel certificate (as requested by the Landlord) showing that the Lease is in effect, indicating any changes to the Lease, specifying the dates of commencement and termination of the Lease, the date until which the rents were paid, the amount, if any, of any rent paid in advance or deposit held by Landlord, an indication of any defects that may exist, if any, and details of these and any other information reasonably required by the party seeking such declaration or certificate.

12.2	Assignment by the Landlord

If the Landlord sells or transfers any portion of the Premises or any interest of the Landlord in the Lease, the Landlord shall be released from its obligations under the Lease to the extent that the transferee or owner assumes all of the Landlord’s obligations under the Lease.

13.	DEFAULTS AND RECOURSES

13.1	Event of Default

For purposes hereof, an “Event of Default” shall mean a default by the Tenant to abide by any of its obligations under this Lease, including, without limitation, the following events:

a)	if the Tenant fails to pay any amount of Rent within fifteen (15) days after receipt of a written notice from the Landlord to that effect;

b)	if the Tenant fails to abide by any obligation whatsoever set forth in this Lease (other than an obligation to pay an amount of money) and fails to remedy the default within fifteen (15) days after receipt of a written notice from the Landlord to that effect (or such longer period as may be necessary to cure the default if the default is not reasonably susceptible of being cured within such fifteen (15) day delay provided that the Tenant does commence to cure such default within said fifteen (15) day delay and proceeds to cure same with due diligence);

c)	if property of the Tenant located in the Premises is seized or sold pursuant to a writ of execution;

d)	if the Tenant grants any hypothec whatsoever over all or part of its property, except in favour of the Landlord and its financial institution to provide working capital for the operation of its business in the Premises;

e)	if the Tenant is insolvent, makes an assignment of its property for the benefit of its creditors, is the subject of a receiving order pursuant to the Bankruptcy and Insolvency Act, declares bankruptcy or files a petition to avail itself of the provisions of any current or future legislation regarding bankrupt or insolvent debtors;

f)	if the Tenant, having filed a petition to avail itself of the provisions of any current or future legislation regarding bankrupt or insolvent debtors, fails to comply with any judgment or order issued pursuant to such legislation;

g)	if the Tenant assigns all or part of the Lease or leases all or part of the Premises other than as provided herein; or

h)	if the Tenant abandons the Premises or removes its property therefrom.

13.2	Consequence of an Event of Default

If an Event of Default occurs, the Landlord shall have the right to resiliate the Lease upon sending a written notice to the Tenant to that effect (the “Resiliation Notice”), the whole without prejudice to its other rights and recourses in the circumstances, without payment or reimbursement to the Tenant of any kind or for any reason whatsoever, and without any right or remedy of the Tenant against the Landlord in connection with the Landlord’s exercise of such right; the Tenant waiving any rights and remedies it may have against the Landlord in this regard.

The resiliation of the Lease shall take effect on the resiliation date indicate in the Resiliation Notice (the “Resiliation Date”), without the need for any further notice or legal proceedings, unless the Tenant has cured the Event of Default prior to the Resiliation Date.

13.3	Performance by the Landlord

If an Event of Default on the part of the Tenant (other than a failure to pay an amount of money) continues for a period of five (5) consecutive days after the Tenant has received a notice from the Landlord demanding that the Tenant remedy the Event of Default, or, even without a notice, if the Landlord is of the reasonably held opinion that the situation is an emergency, the Landlord shall be entitled to remedy the default itself, without prejudice to its other rights and recourses in the circumstances, and, in such a case, the Tenant shall be required, upon demand, to pay the costs (including any judicial and extrajudicial fees) incurred by the Landlord in that regard, as well as administration fees equal to fifteen percent (15%) of the costs so incurred.

13.4	Renunciation

The Tenant may not avoid the resiliation of the Lease by any means notwithstanding any law or custom to the contrary.

Moreover, the Tenant hereby expressly waives, to the full extent permitted by law, the benefit of the provisions of Articles 1432, 1854, 1858, 1859, 1861, 1863, 1867, 1868, 1869, 1871 (second paragraph), 1873, 1881 and 1883 of the Civil Code of Québec.

14.	LIMITATION OF THE LANDLORD’S LIABILITY

The Landlord shall not be liable nor responsible in any way, to the full extent permitted by law, for any injury of any nature whatsoever that may be suffered or sustained by the Tenant or the Tenant’s Representatives, or for any loss of or damages to any property belonging to the Tenant or to Tenant’s Representatives while such property is on the Premises.

The Landlord shall not be liable nor responsible in any way, to the full extent permitted by law, for any disturbances to the Tenant’s peaceful enjoyment of the Premises from any third party, including without limitation, due to publics works, public orders or neighbors.

15.	INDEMNIFICATION

The Tenant shall indemnify and hold harmless the Landlord and its hypothecary creditors, directors, employees, representatives, officers, mandataries, assigns, contractors, subcontractors, visitors, customers, invitees against all losses, damages, injury (including death), costs, suits, demands, claims or actions (including experts’ costs and judicial and extrajudicial fees and disbursements) arising directly or indirectly from (i) a fault on the part of the Tenant or one of the Tenant’s Representatives, (ii) property in their custody, (iii) the use or occupancy of the Premises, (iv) the contamination of the Premises or the environment if such contamination is caused by the Tenant or a Tenant’s Representative, or (v) any other event having occurred in the Premises and directly or indirectly related to Tenant’s use or occupation thereof.

The Tenant shall also be responsible for all costs and expenses (including experts’ costs and reasonable judicial and extrajudicial fees and disbursements) that may be incurred by the Landlord, or on its behalf, in enforcing the terms and covenants of this Lease, unless otherwise ordered by the court.

The provisions of this Section shall survive the expiry or earlier termination of the Lease.

16.	TERMINATION OF THE LEASE

16.1	Restoration of the Premises at the end of the Lease

Upon the expiry or earlier termination of this Lease, the Tenant, at its cost, shall deliver to the Landlord vacant possession of the Premises in the state and condition in which the Tenant is required to maintain same in virtue of this Lease (excepting only reasonable wear and tear), and shall remove therefrom its movable personal property, its trade fixtures and signs, and repair any damage caused to the Premises by the installation or removal thereof, to the entire satisfaction of the Landlord.

The Tenant shall not have the obligation to remove its Leasehold Improvements and shall not have the right to remove same without obtaining the Landlord’s prior written consent as such Leasehold Improvements become the property of the Landlord upon their installation.

All property belonging to the Tenant or any other person left in the Premises at the end of the Lease will be deemed abandoned, and the Landlord shall dispose of such property, at its entire discretion and at the Tenant’s costs plus an administration fee of fifteen percent (15%) of said costs, without any compensation being due to the Tenant or any other person therefor.

16.2	No Tacit Renewal

Notwithstanding Article 1879 of the Civil Code of Québec, if the Tenant remains in possession of the Premises after the end of the Term without having executed a new lease, such occupation shall not constitute a tacit renewal of the Lease, and at the sole discretion of the Landlord, the Tenant shall be deemed to occupy the Premises on the basis of a month-to-month lease, at a monthly rental rate, payable in advance on the first day of each calendar month, equal to the aggregate of (i) two (2) times the Base Rent payable for the last month of the Term, and (ii) one twelfth (1/12) of the Real Estate Taxes payable by the Tenant for the last year of the Term, and on the same terms and conditions of the Lease, as are applicable to a monthly lease.

17.	NOTICES

All notices, requests, approvals, undertakings and consents which are permitted or required (the “Notices”) shall be made in writing and be delivered in person or sent by registered mail or by email:

a)	To the following address as regards the Tenant:

The Premises

Attention: General Manager

b)	To the following address as regards the Landlord:

4201 Congress Street, Suite 175
Charlotte, NC 28209

Attention: Todd Major

or to any other address which one party may indicate to the other in writing from time to time.

Notices shall be deemed to have been validly given and received (i) if delivered in person, on the day upon which personal delivery is made, (ii) if sent by registered mail, on the date of its actual receipt as confirmed by the post office records, and (iii) if sent by email, on the date the email is sent or, if the email is sent after 5:00 p.m. or on Saturday, Sunday or a holiday (as defined in the Interpretation Act), on the next business day.

18.	MISCELLANEOUS PROVISIONS

18.1	Conditional Lease

The Lease is conditional upon the completion of the IPO by no later than December 31, 2023. In the event this condition is not met this Lease shall ipso facto become null and void and of no further effect, without any rights or recourses whatsoever between the parties related thereto.

18.2	Amendments

This Lease may be amended only by means of a written instrument executed by the Landlord and the Tenant.

18.3	No Waiver

The Landlord shall be deemed to have waived a provision stipulated in its favour unless it has expressly waived the provision in writing. Any delay or failure by the Landlord to exercise any of its rights or recourses hereunder or at law shall not be interpreted as a waiver of any kind whatsoever.

The Landlord’s rights and recourses are not restrictive and shall not have the effect of depriving the Landlord from the right to exercise other rights and recourses stipulated in a provision of the Lease or provided for at law.

18.4	Force Majeure

If either party is delayed or prevented or hindered in the performance of any of its obligation set forth herein due to unforeseeable circumstances, a case of force majeure, strikes, inability to obtain materials, equipment or services, power failure, restrictive laws, regulations, ministerial orders or decrees (including any law, regulation, ministerial order or decree having the effect of implementing measures and/or restricting the rights of certain persons in response to an epidemic or pandemic such as the COVID-19 pandemic), riots, insurrection, acts of terrorism, war, epidemic, pandemic or any other condition or reason which is beyond the control of the relevant party despite the party’s diligence, the failure to perform the obligation will be tolerated for the period of the delay and the party thus delayed, prevented or hindered shall execute the obligation in a timely manner after the end of the period of delay. However, the Tenant may not invoke the provisions of this Section to justify a late payment of Rent, and such delay shall not grant to the Tenant any right to compensation for any inconvenience or nuisance such circumstance may cause.

18.5	No Partnership

Nothing contained in this Lease shall be interpreted as creating any type of association, partnership, joint venture or other type of relationship between the parties which is not expressly stipulated herein.

18.6	Solidary Liability

If the Tenant is comprised of more than one person or corporation, each of them shall be solidarily liable for the performance of the obligations set forth in this Lease.

18.7	Severability

If any Section or provision of the Lease is judicially recognized invalid, such decision shall not affect the validity of any other Section or provision of the Lease nor will it affect the validity of the Lease.

18.8	Entire Agreement

This Lease, including the schedules, constitutes the entire understanding between the parties with respect to the subject matter hereof. No representation, warranty, ancillary agreement or condition, other than those set forth herein, shall govern the subject matter of this Lease.

18.9	Free Negotiation

The Tenant acknowledges and declares that it has had the opportunity to consult a legal counsel regarding the negotiation and execution of this Lease, that all provisions of the Lease have been freely and fully negotiated and that the Lease does not constitute a contract of adhesion.

18.10	Applicable Law

This Lease shall be governed and interpreted in accordance with the laws in effect in the Province of Québec. The courts of the judicial district in which the Premises are located shall have exclusive jurisdiction to hear any dispute relating to this Lease.

18.11	Brokerage Commission

The Tenant represents that it has not retained the services of any agent, broker or other representatives for the conclusion of this Lease. The Tenant shall indemnify and hold harmless the Landlord from any and all claims from any agent, broker or representative.

18.12	Successors and Assigns

This Lease shall be binding upon and enure to the benefit of the parties hereto as well as their respective successors and assigns.

18.13	Registration

The Tenant shall have the right to publish the Lease without the prior written consent of the Landlord, but only by notice of lease pursuant to Article 2999.1 of the Civil Code of Québec, without reference to any monetary conditions of the Lease. The Tenant shall pay all fees and costs associated with the preparation, registration and radiation of any such notice of lease.

18.14	Language

The parties hereto have requested that this Lease and all documents relating thereto be drafted in English. Les parties aux présentes ont exigé que ce bail ainsi que tout document s’y rapportant soient rédigés en anglais.

18.15	Confidentiality

The parties shall keep the terms and conditions of this Lease strictly confidential.

18.16	Time of the Essence

The Tenant shall be in default by the mere passage of time charged to it for the performance of an obligation it has undertaken hereunder.

18.17	PDF and Counterparts

This Lease may be executed in several counterparts, each of which shall be an original and all such counterparts taken together shall constitute one and the same instrument. The Lease may be executed in what is commonly referred to as a “PDF” document and each party is entitled to rely on a “PDF” copy of the Lease duly executed by another party as if it had received an original copy.

[Signature page is on the following page.]

IN VIRTUE WHEREOF, the Landlord has signed in ______________, on ____________, 2023.

STRONG/MDI SCREEN SYSTEMS INC.

Per:
Name:	Todd Major
Title:	Treasurer and Secretary

IN VIRTUE WHEREOF, the Tenant has signed in ______________, on ____________, 2023.

STRONG/MDI SCREEN SYSTEMS, INC.

Per:
Name:	Mark Roberson
Title:	Chief Executive Officer

SCHEDULE “A”

SPECIAL CONDITIONS

1.	SIGNAGE

All signs on the Premises shall be subject to the prior written consent of the Landlord. The Tenant, at its cost, shall be responsible for obtaining all permits, licences and authorizations from all competent authorities for the installation, maintenance, repair and replacement of such signs in compliance with all Applicable Laws.

2.	OPTION TO RENEW

Subject to the provisions of Section 5 of this Schedule “A”, provided the Lease is in full force and effect, and further provided the Tenant is STRONG/MDI SCREEN SYSTEMS, INC. itself personally, has not assigned the Lease or the subleased the Premises, or a portion thereof, and is not then in default of executing its obligations under the Lease, the Tenant shall have five (5) options to renew the Lease (collectively, the “Options to Renew”, and each, an “Option to Renew”) for the Premises and the Expansion Premises (if any), for further periods of five (5) years each, except for the fifth (5th) and final Option to Renew which shall be for a period of five (5) years minus one (1) day (each a “Renewal Term”), commencing on the day immediately following the expiry date of the then current Term. Each Renewal Term shall be on the same terms and conditions as are contained in the Lease existing on the date immediately preceding the commencement date of the Renewal Term in question, save and except that:

a)	the Tenant shall accept the Premises and the Expansion Premises (if any) “as is”, in their state and condition existing on the commencement date of the Renewal Term in question, the Tenant hereby renouncing to all legal warranties related thereto; the Landlord having no work to perform in the Premises, and all improvements, additions or modifications to the Premises that may be required shall be performed by the Tenant, at its cost, in compliance with the provisions of the Lease;

b)	there shall be no fixturing period, no allowance, no free rent period, nor any other inducement, free occupancy period or other incentive of whatsoever nature;

c)	there shall be no further extension of the Term or renewal of the Lease beyond the fifth (5th) Renewal Term, and the Options to Renew shall not apply anew; and

d)	the Base Rent payable for the Premises (excluding the Expansion Premises, if any, for which no Base Rent is payable) during each Renewal Term shall be the Base Rent payable during the last year of the then current Term increased, on a cumulative basis, on each anniversary date of the commencement date of the Renewal Term, commencing on said commencement date, by two percent (2%).

In order to validly exercise its Option to Renew, the Tenant shall provide to the Landlord a prior written notice of its exercise thereof (the “Notice of Renewal”) to be received by the Landlord no earlier than twelve (12) months prior to the expiry date of the then current Term.

If Tenant fails to validly exercise an Option to Renew, the Tenant shall be deemed, for all legal purposes, to have renounced to exercise all Options to Renew which have not yet been exercised, and these Options to Renew together with the provisions of this Section shall ipso facto become null and void and of no further effect, and the Lease shall terminate at the expiry date of the then current Term, without any rights or recourses whatsoever of the Tenant against the Landlord related thereto.

3.	RIGHT OF FIRST REFUSAL TO PURCHASE

Provided the Lease is in full force and effect, and further provided the Tenant is STRONG/MDI SCREEN SYSTEMS, INC. itself personally, has not assigned the Lease or the subleased the Premises, or a portion thereof, and is not then in default of executing its obligations under the Lease, the Tenant shall have, throughout the Term, the ongoing right of first refusal (the “RFR”) to purchase the Premises or the portion thereof (the “RFR Premises”) being offered for purchase under an offer to purchase received by the Landlord from a bona fide third party (a “Third Party”) which is acceptable to the Landlord or being offered for sale by the Landlord to a Third Party under an offer to sale which is acceptable to the Third Party (either offer, an “Offer”).

Prior to concluding any transaction with a Third Party, the Landlord shall provide the Tenant with a written notice containing an integral copy of such Offer together with all related schedules, but without being obliged to reveal the identity of the Third Party.

In order to validly exercise its RFR, the Tenant shall provide to the Landlord a prior written notice of its exercise thereof to be received by the Landlord no later than shall have fifteen (15) days following its receipt of the integral copy of the Offer.

If the Tenant validly exercises its RFR, it shall purchase the RFR Premises on the terms and conditions stipulated in the Offer in the place and stead of the Third Party.

If the Tenant fails to validly exercise its RFR within the aforementioned delay or elects not to exercise its RFR, the Tenant shall be deemed, for all legal purposes, to have renounced to exercise its RFR and the RFR shall become null and void by the mere lapse of time with respect only to the RFR Premises purchased by a Third Party following the Landlord’s acceptance of the Offer, without any rights or recourses whatsoever of the Tenant against the Landlord related thereto; the balance of the Premises, if any, shall remain subject to the RFR.

In the event the Tenant fails to validly exercise its RFR or elects not to exercise its RFR and thereafter no transaction takes place and the Offer is terminated for any reason whatsoever, the RFR shall remain in full force and effect and shall continue to apply in favour of the Tenant with respect to any future Offer.

For clarity, if the Tenant fails to validly exercise its RFR or elects not to exercise its RFR, the Landlord shall not have the right to conclude the sale of the RFR Premises with the Third Party under terms and conditions that are more favourable than those contained in the Offer. In the event the terms and conditions of the Offer are renegotiated for any reason whatsoever, prior to concluding such sale with the Third Party, the Landlord shall resubmit the Offer to the Tenant and the RFR shall apply anew.

Notwithstanding the foregoing, the RFR shall not apply, but shall survive and continue to apply, in the event of an assignment or transfer of the Premises from the Landlord to a wholly owned subsidiary or an affiliate of the Landlord or a member of the same group as the Landlord (with the meanings of the Business Corporations Act (Québec)) (a “Landlord Affiliate”) provided the Landlord Affiliate undertakes in writing (i) to be bound personally by all of the terms and conditions of this Section 3, (ii) to assume all of the Landlord’s obligations under this Section 3 in favour of the Tenant, and (iii) to obtain, in writing, from any future Landlord Affiliate the same personal undertakings from any future Landlord Affiliate, as the case may be.

4.	RIGHT TO EXPAND

Provided the Lease is in full force and effect, and further provided the Tenant is STRONG/MDI SCREEN SYSTEMS, INC. itself personally, has not assigned the Lease or the subleased the Premises, or a portion thereof, is not then in default of executing its obligations under the Lease, and has obtained all necessary governmental or municipal permits, licences and authorizations, the Tenant shall have throughout the Term the ongoing right to expand the Premises (the “Right to Expand”), at its cost, either by (i) the construction of an expansion to the Building, or (ii) constructing an additional building on the Land (the “Expansion Premises”), the whole in accordance with the terms and conditions of Section 6.2 of the Lease.

In order to validly exercise its Right to Expand, the Tenant shall provide to the Landlord a prior written notice of its exercise thereof.

The terms and conditions of the Lease shall apply mutatis mutandis to the Expansion Premises, save and except as follows:

a)	there shall be no Base Rent payable by the Tenant for the Expansion Premises during the entire Term (including, for clarity, any Renewal Term(s) and any Extended Term). In addition, the Base Rent shall not increase as a result of the valid exercise by the Tenant of its Right to Expand; the Landlord hereby renouncing to any right it may have to increase the Base Rent under this Lease or at law;

b)	the term of the lease for the Expansion Premises (the “Expansion Premises Term”) shall be the greater of (i) the remainder of the Term (including any Renewal Term if the Tenant, at the date of the expansion of the Premises, validly exercised one or more Option(s) to Renew), or (ii) ten (10) years. For clarity, the Expansion Premises Term shall commence on the date on which the construction of the Expansion Premises is substantially completed;

c)	if, as a result of the application of the provisions of paragraph a)(ii) above, the Expansion Premises Term and the Term for the existing Premises are not coterminous, the Term for the existing Premises shall be extended by the period (the “Extended Term”) necessary for the Term to be coterminous with the Expansion Premises Term. The Extended Term shall be on the same terms and conditions as are contained in the Lease existing on the date immediately preceding the commencement date of the Extended Term, save and except that:

i)	the Tenant shall accept the existing Premises “as is”, in their state and condition existing on the commencement date of the Extended Term, the Tenant hereby renouncing to all legal warranties related thereto; the Landlord having no work to perform in the Premises, and all improvements, additions or modifications to the Premises that may be required shall be performed by the Tenant, at its cost, in compliance with the provisions of the Lease;

ii)	there shall be no fixturing period, no allowance, no free rent period, nor any other inducement, free occupancy period or other incentive of whatsoever nature; and

iii)	the Base Rent payable by the Tenant to the Landlord during this Extended Term for the existing Premises (excluding the Expansion Premises for which no Base Rent is payable) shall be the Fair Market Rent mutually agreed upon by the parties.

If the parties fail to mutually agree on the Fair Market Rent for the Premises, each party shall have the right to request that said Fair Market Rent be determined by arbitration pursuant to the following provisions: The party requesting the arbitration shall provide a written notice to the other party to that effect. The arbitrator shall be selected by both parties. If the parties cannot agree on the selection of the arbitrator within a fifteen (15) day delay following one of the party’s receipt of a written notice from the other party in which said other party proposes an arbitrator, then either party shall have the right to apply to a Court of competent jurisdiction for the appointment of the arbitrator. Any arbitrator named by the parties or the Court shall (i) be a member in good standing of the Ordre des évaluateurs agréés du Québec (OAEQ), and (ii) have no less than ten (10) years’ experience in the Joliette region, and (iii) be at arm’s length from each party. The arbitrator shall render his or her decision by no later than fifteen (15) days from its receipt of the arbitration mandate, and his or her decision shall be final, binding and without appeal. Unless there is bad faith in respect of the arbitration, each of the Tenant and the Landlord shall bear its own costs and shall divide the arbitrator costs equally. Subject to the foregoing, the arbitration shall conform to Articles 620 and following of the Code of Civil Procedure.

The parties shall execute the Landlord’s standard form of lease amending agreement to reflect the lease of the Expansion Premises as per the terms and conditions hereto.

The Right to Expand is conditional upon the construction of the Expansion Premises being permitted under Applicable Law; the Landlord makes no representation and offers no warranty that such construction is permitted thereunder. In the event such condition is not met, the Right to Expand and the provisions of this Section shall ipso facto become null and void and of no further effect, without any rights or recourses whatsoever of the Tenant against the Landlord related thereto.

If the Tenant validly exercises its Right to Expand and the construction of the Expansion Premises is permitted under Applicable Law, the Tenant, at its cost, shall obtain all permits, licences and authorizations from all competent authorities necessary for the construction of the Expansion Premises and shall proceed with the construction of the Expansion Premises within reasonable delays acting promptly and diligently.

5.	TOTAL TERM NOT TO REACH NOR EXCEED 40 YEARS

Notwithstanding any provision of the Lease, in no event shall the total Term of the Lease (being, for clarity, the initial term of fifteen (15) years, all Renewal Terms and the Extended Term pursuant to Section 4.b)(ii) of this Schedule “A”) be of forty (40) years or more. If the total Term, either in virtue of the valid exercise by the Tenant of an Option to Renew or in virtue of the Extended Term, is to reach or exceed forty (40) years, it shall automatically be reduced by the number of days, months or years necessary to be of forty (40) years minus one (1) day. Once the total Term has reached forty (40) years minus one (1) day, any remaining Option(s) to Renew, together with the provisions of Section 2 of this Schedule “A”, shall be deemed null and void and of no further effect.

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